BLUE VALLEY BAN CORP.








                           1998 EQUITY INCENTIVE PLAN



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                                Table of Contents



Article 1. Establishment, Effective Date, Objectives and Duration............1

   1.1 ESTABLISHMENT OF THE PLAN.............................................1

   1.2 OBJECTIVES OF THE PLAN................................................1

   1.3 DURATION OF THE PLAN..................................................1


Article 2. Definitions.......................................................1

   2.1 ARTICLE...............................................................1

   2.2 AWARD.................................................................1

   2.3 AWARD AGREEMENT.......................................................1

   2.4 BOARD.................................................................1

   2.5 CAUSE.................................................................1

   2.6 CODE..................................................................2

   2.7 COMMITTEE.............................................................2

   2.8 COMMON STOCK..........................................................2

   2.9 COMPANY...............................................................2

   2.10 COVERED EMPLOY.......................................................2

   2.11 DEFERRED SHARE UNITS.................................................2

   2.12 DISABILITY...........................................................2

   2.13 DISQUALIFYING DISPOSITION............................................2

   2.14 ELIGIBLE PERSON......................................................2

   2.15 EXCHANGE ACT.........................................................3

   2.16 FAIR MARKET VALUE....................................................3

   2.17 GRANT DATE...........................................................3

   2.18 GRANTEE..............................................................3

   2.19 INCENTIVE STOCK OPTION...............................................3

   2.20 INCLUDING............................................................3

   2.21 MATURE SHARES........................................................3

   2.22 MINIMUM CONSIDERATION................................................3

   2.23 OPTION...............................................................3

   2.24 OPTION PRICE.........................................................3
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   2.25 OPTION TERM..........................................................3

   2.26 PERFORMANCE-BASED EXCEPTION..........................................4

   2.27 PERIOD OF RESTRICTION................................................4

   2.28 PERSON...............................................................4

   2.29 PLAN.................................................................4

   2.30 RELOAD OPTION........................................................4

   2.31 REQUIRED WITHHOLDING.................................................4

   2.32 RESTRICTED SHARES....................................................4

   2.33 RULE 16B-3...........................................................4

   2.34 SEC..................................................................4

   2.35 SECTION..............................................................4

   2.36 SHARE................................................................4

   2.37 SUBSIDIARY...........................................................4

   2.38 TERMINATION OF AFFILIATION...........................................4

   2.39 10% OWNER............................................................5


Article 3. Administration....................................................5

   3.1 COMMITTEE.............................................................5

   3.2 POWERS OF COMMITTEE...................................................5


Article 4. Shares Subject to the Plan and Maximum Awards.....................6

   4.1 NUMBER OF SHARES AVAILABLE FOR GRANTS.................................6

   4.2 ADJUSTMENTS IN AUTHORIZED SHARES......................................7


Article 5. Eligibility and General Conditions of Awards......................7

   5.1 ELIGIBILITY...........................................................7

   5.2 GRANT DATE............................................................7

   5.3 MAXIMUM TERM..........................................................7

   5.4 AWARD AGREEMENT.......................................................7

   5.5 RESTRICTIONS ON SHARE TRANSFERABILITY.................................7

   5.6 TERMINATION OF AFFILIATION............................................8

   5.7 NONTRANSFERABILITY OF AWARDS..........................................9

   5.8 CANCELLATION AND RESCISSION OF AWARDS.................................9

   5.9 LOANS AND GUARANTEES..................................................9
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Article 6. Stock Options....................................................10

   6.1 GRANT OF OPTIONS.....................................................10

   6.2 AWARD AGREEMENT......................................................10

   6.3 OPTION PRICE.........................................................10

   6.4 GRANT OF INCENTIVE STOCK OPTIONS.....................................10

   6.5 GRANT OF RELOAD OPTIONS..............................................11

   6.6 CONDITIONS ON RELOAD OPTIONS.........................................12

   6.7 PAYMENT..............................................................12


Article 7. Restricted Shares................................................13

   7.1 GRANT OF RESTRICTED SHARES...........................................13

   7.2 AWARD AGREEMENT......................................................13

   7.3 CONSIDERATION........................................................13

   7.4 EFFECT OF FORFEITURE.................................................13

   7.5 ESCROW; LEGENDS......................................................13


Article 8. Beneficiary Designation..........................................13


Article 9. Deferred Share Units/Deferrals...................................14

   9.1 DEFERRED SHARE UNITS.................................................14

   9.2 DEFERRALS............................................................14


Article 10. Rights of Employees/Directors...................................14

   10.1 EMPLOYMENT..........................................................14

   10.2 PARTICIPATION.......................................................14


Article 11. Amendment, Modification, and Termination........................14

   11.1 AMENDMENT, MODIFICATION, AND TERMINATION............................14

   11.2 ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR .......

      NONRECURRING EVENTS...................................................14

   11.3 AWARDS PREVIOUSLY GRANTED...........................................15


Article 12. Withholding.....................................................15

   12.1 WITHHOLDING.........................................................15

   12.2 NOTIFICATION UNDER CODE SECTION 83(B)...............................16


Article 13. Successors......................................................16

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Article 14. Additional Provisions...........................................16

   14.1 GENDER AND NUMBER...................................................16
   14.2 SEVERABILITY........................................................16

   14.3 REQUIREMENTS OF LAW.................................................16

   14.4 SECURITIES LAW COMPLIANCE...........................................17

   14.5 NO RIGHTS AS A STOCKHOLDER..........................................17

   14.6 NATURE OF PAYMENT...................................................17

   14.7 GOVERNING LAW.......................................................18


EXHIBIT A..................................................................19


Sample STOCK OPTION AGREEMENT..............................................21
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                              Blue Valley Ban Corp.
                           1998 Equity Incentive Plan


Article 1. Establishment, Effective Date, Objectives and Duration

     1.1 Establishment of the Plan. Blue Valley Ban Corp., a Kansas corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the "Blue Valley Ban Corp. 1998 Equity Incentive Plan" (the "Plan"). The Plan has been adopted by the Board of Directors of the Company (the "Board") and approved by the shareholders of the Company. The Plan shall be effective as of April 9 , 1998 (the "Effective Date").

     1.2 Objectives of the Plan. The Plan is intended to allow selected employees and directors of the Company and its Subsidiaries to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company and its Subsidiaries in attracting new employees and directors and retaining existing employees and directors. The Plan is also intended to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals; to provide employees and directors with an incentive for excellence in individual performance; and to promote teamwork among employees and directors.

     1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 11 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Incentive Stock Option be granted under the Plan on or after the date 10 years following the earlier of (i) the date the Plan was adopted and (ii) the date the Plan was approved by the shareholders of the Company.

Article 2.  Definitions

     Whenever used in the Plan, the following terms shall have the meanings set forth below:

     2.1 "Article" means an Article of the Plan.

     2.2 "Award" means Options (including Incentive Stock Options), Restricted Shares or Deferred Share Units granted under the Plan.

     2.3 "Award Agreement" means the written agreement by which an Award shall be evidenced.

     2.4 "Board" has the meaning set forth in Section 1.1.

     2.5 "Cause" means, unless otherwise defined in an Award Agreement, any one or more of the following, as determined by the Committee:
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               (i) a Grantee's commission of a crime which, in the judgment of the Committee, is likely to result in injury to the Company or a Subsidiary;

               (ii) the material violation by the Grantee of written policies of the Company or a Subsidiary;

               (iii) the habitual neglect by the Grantee in the performance of his or her duties to the Company or a Subsidiary; or

               (iv) action or inaction by the Grantee in connection with his or her duties to the Company or a Subsidiary resulting, in the judgment of the Committee, in a material injury to the Company or a Subsidiary.

     2.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and regulations and rulings thereunder. References to a particular section of the Code include references to successor provisions.

     2.7 "Committee" has the meaning set forth in Article 3.

     2.8 "Common Stock" means the common stock, $10.00 par Value, of the Company.

     2.9 "Company" has the meaning set forth in Section 1.1.

     2.10 "Covered Employ" means a Grantee who, as of the date that the value of an Award is recognizable as income, is one of the group of "covered employees," within the meaning of Code Section 162(m).

     2.11 "Deferred Share Units" means units granted under Section 9.1 of the Plan.

     2.12 "Disability" means, unless otherwise defined in an Award Agreement, for purposes of the exercise of an Incentive Stock Option after Termination of Affiliation, a disability within the meaning of Section 22(e)(3) of the Code, and for all other purposes, a mental or physical condition which, in the judgment of the Committee, renders a Grantee unable to perform any of the principal job responsibilities which such Grantee held or the tasks to which such Grantee was assigned at the time the disability was incurred, and which condition is expected to be permanent or for an indefinite duration exceeding two years.

     2.13 "Disqualifying Disposition" has the meaning set forth in Section 6.4.

     2.14 "Eligible Person" means (i) any employee (including any officer) of the Company or any Subsidiary, including any such employee who is on an approved leave of absence, layoff, or has been subject to a disability which does not qualify as a Disability and (ii) any director of the Company or any Subsidiary.

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     2.15 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

     2.16 "Fair Market Value" means (A) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, and (B) with respect to Shares, unless otherwise determined in the good faith discretion of the Committee, as of any date, (i) the closing price on the date of determination on the New York Stock Exchange (or, if no sale of Shares was reported for such date, on the next preceding date on which a sale of Shares was reported), (ii) if the Shares are not listed on the New York Stock Exchange, the closing price of the Shares on such other national exchange on which the Shares are principally traded or as reported by the National Market System, or similar organization, or if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organizations; or (iii) in the event that there shall be no public market for the Shares, the fair market value of the Shares as determined (which determination shall be conclusive) in good faith by the Committee.

     2.17 "Grant Date" has the meaning set forth in Section 5.2.

     2.18 "Grantee" means an individual who has been granted an Award.

     2.19 "Incentive Stock Option" means an option granted under Article 6 of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provisions thereto.

     2.20 "including" or "includes" means "including, without limitation," or "includes, without limitation", respectively.

     2.21 "Mature Shares" means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

     2.22 "Minimum Consideration" means $.01 per Share or such other amount that is from time to time considered to be capital under applicable law.

     2.23 "Option" means an option granted under Article 6 of the Plan.

     2.24 "Option Price" means the price at which a Share may be purchased by a Grantee pursuant to an Option.

     2.25 "Option Term" means the period beginning on the Grant Date of an Option and ending on the expiration date of such Option, as specified in the Award Agreement for such Option and as may, in the discretion of the Committee and consistent with the provisions of the Plan, be extended from time to time prior to the expiration date of such Option then in effect.

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     2.26 "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

     2.27 "Period of Restriction" means the period during which the transfer of Restricted Shares is limited in some way (the length of the period being based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in
Article 7.

     2.28 "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

     2.29 "Plan" has the meaning set forth in Section 1.1.

     2.30 "Reload Option" has the meaning set forth in Section 6.5.

     2.31 "Required Withholding" has the meaning set forth in Article 12.

     2.32 "Restricted Shares" means Shares that are subject to forfeiture if the Grantee does not satisfy the conditions, if any, specified in the Award Agreement applicable to such Shares.

     2.33 "Rule 16b-3 " means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule, as in effect from time to time.

     2.34 "SEC" means the United States Securities and Exchange Commission, or any successor thereto.

     2.35 "Section" means, unless the context otherwise requires, a Section of the Plan.

     2.36 "Share" means a share of Common Stock.

     2.37 "Subsidiary" means, for purposes of grants of Incentive Stock Options, a corporation as defined in Section 424(f) of the Code (with the Company being treated as the employer corporation for purposes of this definition) and, for all other purposes, a United States or foreign corporation with respect to which the Company owns, directly or indirectly, 50% or more of the thenoutstanding common stock.

     2.38 "Termination of Affiliation" occurs on the first day on which an individual is for any reason no longer providing services to the Company or any Subsidiary in the capacity of an employee or director, or with respect to an individual who is an employee or director of a Subsidiary, the first day on which the Company no longer owns, directly or indirectly, voting securities possessing at least 50% of the combined voting power of the thenoutstanding securities entitled to vote generally in the election of directors of such Subsidiary.

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     2.39 "10% Owner" means a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary.

Article 3.  Administration

     3.1 Committee. Subject to Article 11, and to Section 3.2, the Plan shall be administered by the Board, or a committee appointed by the Board to administer the Plan. Any references herein to "Committee" are references to the Board, or a committee established by the Board, as applicable. To the extent the Board considers it desirable to comply with or qualify under Rule 16b-3 or meet the Performance-Based Exception, the Committee shall consist of two or more directors of the Company, all of whom qualify as "outside directors" as defined for purposes of the regulations under Code Section 162(m) and "non-employee directors" within the meaning of Rule 16b-3. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 and the Performance-Based Exception as then in effect.

     3.2 Powers of Committee. Subject to the express provisions of the Plan, the Committee has full and final authority and sole discretion as follows:

               (i) to determine when, to whom and in what types and amounts Awards should be granted and the terms and conditions applicable to each Award, and whether or not specific Awards shall be granted in connection with other specific Awards, and if so whether they shall be exercisable cumulatively with., or alternatively to, such other specific Awards;

               (ii) to determine the amount, if any, that a Grantee shall pay for Restricted Shares, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Shares (including Restricted Shares acquired upon the exercise of an Option) shall be forfeited and whether such shares shall be held in escrow;

               (iii) to construe and interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan;

               (iv) to make, amend, and rescind rules relating to the Plan, including rules with respect to the exercisability and non forfeitability of Awards upon the Termination of Affiliation of a Grantee;

               (v) to determine the terms and conditions of all Award Agreements (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided that the consent of the Grantee shall not be required for any amendment which (A) does not adversely affect the rights of the Grantee, or (B) is necessary or

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          advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new or change in existing applicable law;

               (vi) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

               (vii) to accelerate the exercisability (including exercisability within a period of less than six months after the Grant Date) of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time, including in connection with a Termination of Affiliation;

               (viii) subject to Sections 1.3 and 5.3, to extend the time during which any Award or group of Awards may be exercised;

               (ix) to make such adjustments or modifications to Awards to Grantees working outside the United States as are advisable to fulfill the purposes of the Plan;

               (x) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee; and

               (xi) to take any other action with respect to any matters relating to the Plan for which it is responsible.

     The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, conclusive and binding on all Persons. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

Article 4.  Shares Subject to the Plan and Maximum Awards

     4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2, the number of Shares hereby reserved for issuance under the Plan shall be 50,000, and the number of Shares for which Awards may be granted to any Grantee in any calendar year shall not exceed 15,000. If anyShares subject to an Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination shall again be available for grant under the Plan. If any Shares subject to an Award granted hereunder are withheld, applied as payment, or sold and the proceeds thereof applied as payment in connection with the exercise of an Award or the withholding or payment of taxes related thereto, such Shares, to the extent of any such withholding or payment, shall again be available for grant under the Plan. The Committee shall from time to time determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan. Shares issued pursuant to the Plan may be treasury Shares or newly issued Shares.

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     4.2 Adjustments in Authorized Shares. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and
(iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

Article 5.  Eligibility and General Conditions of Awards

     5.1 Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award.

     5.2 Grant Date. The Grant Date of an Award shall be the date on which the Committee grants the Award or such later date as specified in advance by the Committee.

     5.3 Maximum Term. Any provision of the Plan to the contrary notwithstanding, the Option Term or other period during which an Award may be outstanding shall under no circumstances extend more than 10 years after the Grant Date, and shall be subject to earlier termination as herein provided.

     5.4 Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award (which need not be the same for each grant or for each Grantee) shall be set forth in an Award Agreement.

     5.5 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise or vesting of an Award as it may deem advisable, including restrictions under applicable federal securities laws. Except as otherwise provided by the Committee in an Award Agreement, all Shares acquired pursuant to the exercise or vesting of an Award shall be subject to (i) the option right by the Company to purchase such Shares set forth in Article V of the Company's Articles of Incorporation (as the same may be amended from time to time), (ii) the right of the Company to purchase, and to require a Grantee to sell. to the Company, such Shares at any time within sixty (60) days following such Grantee's Termination of Affiliation (or, if later, following the Grantee's acquisition of such Shares pursuant to exercise or vesting of an Award) at a purchase price

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payable in cash equal to the Fair Market Value of the shares on the date of purchase, and (iii) in the event of a transaction pursuant to which the holders of more than 50% of the then-outstanding Shares agree to sell their Shares to any Person, the right of the Company to require the Grantee to sell to such Person, on the same terms and conditions applicable to the sale by such other shareholders, any or, all Shares acquired pursuant to the exercise or vesting of an Award.

     5.6 Termination of Affiliation. Except as otherwise provided by the Committee in an Award Agreement, the extent to which the Grantee shall have the right to exercise, vest in, or receive payment in respect of an Award following Termination of Affiliation shall be determined in accordance with the following provisions of this Section 5.6.

          (a) For Cause. Except as otherwise provided by the Committee in an Award Agreement, if a Grantee has a Termination of Affiliation for Cause,
     (i) the Grantee's Restricted Shares and Deferred Share Units that are forfeitable shall thereupon be forfeited, subject to the provisions of
     Section 7.4 regarding repayment of certain amounts to the Grantee; and (ii) any unexercised Option shall terminate effective immediately upon such Termination of Affiliation.

          (b) On Account of Death. Except as otherwise provided by the Committee in an Award Agreement, if a Grantee has a Termination of Affiliation on account of death, then:

               (i) the Grantee's Restricted Shares and Deferred Share Units that were forfeitable shall thereupon become nonforfeitable; and .

               (ii) any unexercised Option, whether or not exercisable on the date of such Termination of Affiliation, may be exercised, in whole or in part, within the first 12 months after such Termination of Affiliation (but only during the Option Term) by (A) the Grantee's personal representative or the person to whom the Option is transferred by will or the applicable laws of descent and distribution, or (B) the Grantee's beneficiary designated in accordance with Article 8.

          (c) On Account of Disability. Except as otherwise provided by the Committee in an Award Agreement, if a Grantee has a Termination of Affiliation on account of Disability, then:

               (i) the Grantee's Restricted Shares and Deferred Share Units that were forfeitable shall thereupon become nonforfeitable; and

               (ii) any unexercised Option, whether or not exercisable on the date of such Termination of Affiliation, may be exercised, in whole or in part, within the first 12 months after such Termination of Affiliation (but only during the Option Term) by the Grantee or, after his or her death, by (A) his or her personal representative or the person to whom the Option is transferred by will or the applicable laws of descent and distribution, or (B) the Grantee's beneficiary designated in accordance with Article 8.

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          (d) Any Other Reason. Except as otherwise provided by the Committee in an Award Agreement, if a Grantee has a Termination of Affiliation for any reason other than for Cause, Death, or Disability, then:

               (i) the Grantee's Restricted Shares and Deferred Share Units, to the extent forfeitable on the date of the Grantee's Termination of Affiliation, shall be forfeited on such date; and

               (ii) any unexercised Option, to the extent exercisable immediately before the Grantee's Termination of Affiliation, may be exercised in whole or in part, not later than three months after such Termination of Affiliation (but only during the Option Term) by the Grantee, or, after his or her death, by (A) his or her personal representative or the person to whom the Option is transferred by will or the applicable laws of descent and distribution, or (B) the Grantee's beneficiary designated in accordance with Article 8.

     5.7 Nontransferability of Awards.

          (a) Each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee's lifetime, or, if permissible under applicable law, by the Grantee's guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a "QDRO") as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), or the rules thereunder.

          (b) No Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

     5.8 Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised Award at any Lime if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan or if the Grantee has a Termination of Affiliation for Cause.

     5.9 Loans and Guarantees. The Committee may in its discretion, and subject to applicable law, (i) allow a Grantee to defer payment to the Company of all or any portion of the Option Price of an Option, (ii) allow a Grantee to defer payment to the Company of all or any portion of the purchase price of Restricted Shares, or (iii) cause the Company to loan to the Grantee all or any portion of any taxes associated with the exercise, nonforfeitability of, or payment of benefits in connection with, an Award, or cause the Company to guarantee a loan from a third party to the Grantee, in an amount equal to all or any portion of such Option Price, purchase price of Restricted Shares or any related taxes. Any such payment deferral, loan


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or guarantee by the Company shall be on such terms and conditions as the
Committee may determine.

Article 6.  Stock Options

     6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

     6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the Option Term, the number of shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Committee shall determine.

     6.3 Option Price. The Option Price of an Option under this Plan shall be determined in the sole discretion of the Committee, and may be less than, equal to, or more than 100% of the Fair Market Value of a Share on the Grant Date; provided, however, that the Option Price of an Incentive Stock Option shall be at least equal to 100% of the Fair Market Value of a Share on the Grant Date.

     6.4 Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an "incentive stock option" under the requirements of Section 422 of the Code. Any Option designated as an Incentive Stock Option:

               (i) shall, if granted to a 10% Owner, have an Option Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

               (ii) shall be for a period of not more than 10 years (five years in the case of an Incentive Stock Option granted to a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

               (iii) shall not have an aggregate Fair Market Value (as of the Grant Date of each Incentive Stock Option) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee's employer or any parent or Subsidiary thereof ("Other Plans")) are exercisable for the first time by such Grantee during any calendar year, determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the 1100,000 Limit");

               (iv) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the portion of such grant which is exercisable for the first time during any calendar year ("Current Grant") and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year ("Prior Grants") would exceed the $100,000 Limit, be exercisable as follows:

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

                    (A) the portion of the Current Grant which would, when added to any Prior Grants, be exercisable with respect to Shares which would have an aggregate Fair Market Value (determined as of the respective Grant Date for such options) in excess of tile $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit; and

                    (B) if, viewed as of the date of the Current Grant, any
               portion of a Current Grant could not be exercised under the preceding provisions of this Section during any calendar year commencing with the calendar yew in which it is first exercisable through and including the last calendar you in which it may by its terms be exercised, such portion of the Current Grant shall not be an Incentive Stock Option, but shall be exercisable as a separate option at such date or dates as are provided in the Current Grant;

               (v) shall be granted within 10 years from the earlier of the date the Plan is adopted or the date the Plan is approved by the stockholders of the Company;

               (vi) shall require the Grantee to notify the Committee of any disposition of any Shares issued pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) (any such circumstance, a "Disqualifying Disposition"), within 10 days of such Disqualifying Disposition; and

               (vii) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee's lifetime, only by the Grantee; PROVIDED, HOWEVER, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock, Option after the Grantee's death.

     Notwithstanding the foregoing and Section 3.2(v), the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

     6.5 Grant of Reload Options. The Committee may in connection with the grant of an Option or thereafter provide that a Grantee who (i) is an Eligible Person when he or she exercises an Option, (ii) exercises such Option for Shares which have a Fair Market Value equal to not less than 120% of the Option Price for such Option ("Exercised Option") and (iii) satisfies the Option Price or Required Withholding applicable thereto with Shares shall automatically be granted, subject to Article 4, an additional option ("Reload Option") in an amount equal to the sum ("Reload Number") of the number of Shares tendered to exercise the Exercised Option plus, if so provided by the Committee, the number of Shares, if any, retained by the Company in connection with the exercise of the Exercised Option to satisfy any federal, state or local tax withholding requirements; provided that no Reload Option shall be granted in connection with the exercise of an Option that has been transferred by the initial Grantee thereof.

     6.6 Conditions on Reload Options. Reload Options shall be subject to the following terms and conditions:

          (a) the Grant Date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates;

          (b) subject to Section 6.6(c), the Reload Option may be exercised at any time during the Option Term of the Exercised Option (subject to earlier termination thereof as provided in the Plan or in the applicable Award Agreement); and

          (c) the terms of the Reload Option shall be the same as the terms of the Exercised Option to which it relates, except that, unless otherwise provided in the Award Agreement, the Option Price for the Reload Option shall be 100% of the Fair Market Value of a Share on the Grant Date of the Reload Option.

     6.7 Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means subject to the approval of the Committee:

               (A) cash, personal check or wire transfer;

               (B) Mature Shares, valued at their Fair Market Value on the date of exercise;

               (C) with the approval of the Committee, Restricted Shares held by the Grantee, for at least six months prior to the exercise of the Option, each such share valued at the Fair Market Value of a Share on the date of exercise;

               (D) subject to applicable law, pursuant to procedures previously approved by the Company, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise; or

               (E) in the discretion of the Committee, payment may also be made in accordance with Section 5.9.

The Committee may in its discretion specify that, if any Restricted Shares ("Tendered Restricted Shares") are used to pay the Option Price, (x) all the Shares acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option, or (y) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

Article 7.  Restricted Shares

     7.1 Grant of Restricted Shares. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

     7.2 Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Committee shall determine. The Committee may impose such conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable, including restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable securities laws. The Committee may also grant Restricted Shares without any performance, time-based or other restrictions which shall be nonforfeitable upon grant.

     7.3 Consideration. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares, subject to the following sentence. Except with respect to Restricted Shares that are treasury shares, for which no payment need be required, the Committee shall require the Grantee to pay at least the Minimum Consideration for each Restricted Share. Such payment shall be made in full by the Grantee before the delivery of the shares and in any event no later than 10 business days after the Grant Date for such shares.

     7.4 Effect of Forfeiture. If Restricted Shares are forfeited, and if the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (Y) the Fair Market Value of such Restricted Shares on the date of such forfeiture. The Company shall pay to the Grantee the required amount as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company's tender of payment for such Restricted Shares.

     7.5 Escrow; Legends. The Committee may provide that the certificates for any Restricted Shares (x) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become nonforfeitable or are forfeited or (y) shall bear an appropriate legend restricting the transfer of such Restricted Shares.

Article 8.  Beneficiary Designation

      Each Grantee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the

Plan is to be paid in case of his or her death before he or she receives any or ail of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee's lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee's death shall be paid to the Grantee's estate.

Article 9.  Deferred Share Units/Deferrals

     9.1 Deferred Share Units. Subject to the terms and provisions of the Plan, Deferred Share Units may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Except as otherwise provided in an Award Agreement, each Deferred Share Unit shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee may impose such conditions and/or restrictions on any Deferred Share Units granted pursuant to the Plan as it may deem advisable, including time-vesting restrictions and deferred payment features. Except as otherwise provided in an Award Agreement, payment to the Grantee of the value or increase in value, as applicable, of Deferred Share Units shall be made upon the Grantee's Termination of Affiliation.

     9.2 Deferrals. The Committee may permit or require a Grantee to defer receipt of the delivery of Shares that would otherwise be due by virtue of the exercise of an Option or the lapse or waiver of restrictions with respect to Restricted Shares. If any such deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such deferrals. Except as otherwise provided in an Award Agreement, any Shares that are subject to such deferral shall be delivered to the Grantee upon the earlier of (i) the first day on which Shares are traded in a public market or (ii) the Grantee's Termination of Affiliation.

Article 10. Rights of Employees/Directors

     10.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Grantee's employment or directorship at any time, nor confer upon any Grantee the right to continue in the employ or as a director of the Company.

     10.2 Participation. No employee or director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 11. Amendment, Modification, and Termination

     11.1 Amendment, Modification, and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part without the approval of the Company's stockholders.

     11.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.2) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's meeting the requirements of the Performance-Based Exception.

     11.3 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award.

Article 12. Withholding

     12.1 Withholding

          (a) Mandatory Tax Withholding.

               (1) Whenever under the Plan, Shares are to be delivered upon exercise or payment of an Award or upon Restricted Shares becoming nonforfeitable, or any other event with respect to rights and benefits hereunder, the Company shall be entitled to require (i) that the Grantee remit an amount in cash, or in the Committee's discretion, Mature Shares, sufficient to satisfy all federal, state, and local tax withholding requirements related thereto ("Required Withholding"),
          (ii) the withholding of such Required Withholding from compensation otherwise due to the Grantee or from any Shares due to the Grantee under the Plan or (iii) any combination of the foregoing.

               (2) Any Grantee who makes a Disqualifying Disposition or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting Required Withholding; provided that, in lieu of or in addition to the foregoing, the Company shall have the right to withhold such Required Withholding from compensation otherwise due to the Grantee or from any Shares or other payment due to the Grantee under the Plan.

          (b) Elective Share Withholding.

               (1) Subject to the following subsection, a Grantee may elect the withholding ("Share Withholding") by the Company of a portion of the Shares otherwise deliverable to such Grantee upon the exercise of an Award or upon Restricted Shares becoming non-forfeitable (each, a "Taxable Event") having a Fair Market Value equal to (i) the minimum amount necessary to satisfy Required Withholding liability attributable to the Taxable Event; or (ii) with the Committee's prior approval, a greater amount, not to exceed the estimated total amount of such Grantee's tax liability with respect to the Taxable Event.

                  (2) Each Share Withholding election shall be subject to the following conditions:

                    (i) any Grantee's election shall be subject to the
               Committee's discretion to revoke the Grantee's right to elect Share Withholding at any time before the Grantee's election if the Committee has reserved the right to do so in the Award Agreement;

                    (ii) the Grantee's election must be made before the date
               (the "Tax Date") on which the amount of tax to be withheld is determined; and

                    (iii) the Grantee's election shall be irrevocable.

     12.2 Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee's gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Article 13. Successors

     All obligations of the Company under the Plan with respect to Awards granted hereunder .shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

Article 14. Additional Provisions

     14.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     14.2 Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

     14.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any applicable law or regulation.

     14.4 Securities Law Compliance.

          (a) If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Committee may impose any restriction on Shares acquired pursuant to Awards under the Plan as it may deem advisable. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Grantee shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1993, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

          (b) If the Committee determines that the exercise or non forfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system .on which are listed any of the Company's equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

     14.5 No Rights as a Stockholder. A Grantee shall not have any rights as a stockholder of the Company with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Shares, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Restricted Shares. Stock dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are issued. The Committee may in its discretion provide for payment of interest on deferred cash dividends.

     14.6 Nature of Payment. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or any Subsidiary or (b) any agreement between (i) the Company or any Subsidiary and (ii) the Grantee, except as such plan or agreement shall otherwise expressly provide.

     14.7 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Kansas, other than its laws respecting choice of law.

                                       18